EXHIBIT 15.2

CERTIFICATION

The undersigned hereby certifies as follows:

  I, Raymond Wai Man Mak, am the Director - Finance of SUNDAY Communications Limited (the "Company").

  To the best of my knowledge:

(A) The Company's Form 20-F/A accompanying this Certification, in the form filed with the Securities and Exchange Commission (the "Report") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"); and

(B) The information in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

(C) Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: July 6, 2005

By: /s/ RAYMOND WAI MAN MAK
Name: Raymond Wai Man Mak
Title: Director - Finance